UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 23, 2007

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On March 23, 2007, the Board of Directors (the “Board”) of Atmel Corporation (“Atmel”) adopted amendments to Article III, Section 3.2 of Atmel’s Bylaws (the “Bylaws”) to change the number of directors from eight (8) to six (6), and to Article III, Section 3.3 of the Bylaws to provide for a majority voting standard for the election of directors in uncontested elections instead of the plurality voting standard previously in the Bylaws. Under the majority voting standard now set forth in the Bylaws, nominees for directors must receive more than 50% of the votes cast to be elected. Abstentions will not be included as votes cast.
The amended Bylaws require director nominees who do not receive a majority of the votes cast to promptly tender their resignation to the Board in accordance with an agreement that each nominee for election as a director is required to sign to be eligible for election or re-election as a director. The Corporate Governance and Nominating Committee of the Board (the “Committee”) will make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board is required to act on the tendered resignation, taking into account the Committee’s recommendation, and to publicly disclose its decision and rationale within 90 days from the date of certification of the election results.
To the extent that one or more directors’ resignations are accepted by the Board, or if a nominee who is not an incumbent director is not elected, then the Board in its discretion may determine either to fill such vacancy or vacancies or to reduce the size of the Board. In the case of a contested election, directors are elected by plurality vote.
The Bylaws, as amended and restated, are filed as Exhibit 3.1 hereto and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Atmel Corporation as of March 23, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION
Date: March 28, 2007	By:	/s/ Robert Avery
Robert Avery
Vice President Finance and Chief Financial Officer

2

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Atmel Corporation as of March 23, 2007